Ingersoll Rand Lowers Earnings Estimates for 2008;
Announces Restructuring Actions

•	Estimated third-quarter proforma revenues up 2% to $4.3 billion, but below previous forecast
•	Announces $110 million of restructuring actions, with $85 million of savings in 2009
•	Trane integration synergies on target and accelerating productivity actions
•	Forecasted full-year EPS from continuing operations revised to reflect slower market growth

Hamilton, Bermuda, October 14, 2008 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that it has revised its estimated third-quarter adjusted diluted earnings per share (EPS) to the range of $0.98 - $1.00 from continuing operations including discrete tax benefits equal to $0.07 of EPS. This earnings estimate excludes non-recurring costs related to the acquisition of Trane, which totaled approximately $0.27 of EPS. Management’s previous EPS estimate for the third quarter of 2008 was $1.05 to $1.10 from continuing operations. Full-year adjusted EPS from continuing operations are preliminarily projected to be in the range of $3.35 to $3.55 per share, before restructuring, reflecting the degree of uncertainty we are facing in our end markets.

“Our initial forecast for the third quarter of 2008 was based on lower growth expectations compared with the first half of the year as we anticipated weaker results in many of our key end markets,” said Herbert L. Henkel, chairman, president and chief executive officer. “The impact of the slowdown was more significant than prior expectations. We had lower than expected revenues in all of our business segments, due to weaker North American and Western European markets, which were particularly slower in September. The strengthening of the U.S. dollar against the Euro during the third quarter was also a drag on revenue growth.

“Projected third-quarter proforma revenues increased by approximately 2% compared with 2007, to $4.3 billion, which is below our forecast of approximately $4.4 billion. Operating earnings were negatively impacted by lower volume, unfavorable mix and higher costs of key commodities and components. Additionally, the negative impact of foreign exchange, higher amortization and higher interest costs, which in aggregate impacted earnings by approximately 7 cents per share, were more than offset by approximately 10 cents per share of benefits from a lower tax rate and discrete tax items.

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“We have accelerated our productivity actions for the balance of 2008 and for 2009 to deal with the slowing environment, while continuing to build a strong business for the future. We are realizing the synergies from the recent acquisition of Trane and from our initiatives in purchasing and Lean Six Sigma, which will produce even greater benefits in 2009. Despite the weaker operating environment, we expect year-over-year operating earnings improvement in our Climate Control, Security and Air & Productivity businesses.

“Additionally, in the fourth quarter we will initiate corporate-wide restructuring actions to streamline our manufacturing footprint and general and administrative cost base. The majority of these costs will be incurred in 2008 and are expected to total approximately $110 million. These actions are expected to generate $85 million of annual pre-tax savings in 2009 and over $100 million in 2010.

“Our balance sheet is solid, and we have maintained access to the commercial paper markets. During the third quarter, we reduced our debt levels by approximately $440 million and we are on track to reduce the acquisition-related debt by one billion dollars in the second half of 2008. We have significant available liquidity with $3 billion of credit facilities.

“Despite slower economic conditions, our business fundamentals remain strong and we are working to ensure that Ingersoll Rand will emerge from the current economic slowdown as a stronger, more efficient company.”

Conference Call

Ingersoll Rand is scheduled to report full third quarter earnings on Friday, October 24, and will host a conference call at 10:00 am eastern time.

This news release includes "forward-looking statements" that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2008.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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10/14/08

For more information, media may contact: Paul Dickard (201-573-3120), paul_dickard@irco.com.

For more information, investors and financial analysts may contact: Bruce Fisher (732-980-6095), bruce_fisher@irco.com or Joe Fimbianti (201-573-3113), joseph_fimbianti@irco.com.